Exhibit 99.1

MIT granted an 8,000 square foot operation facility in Taizhou city for a period of 2 and half years.

DENVER     –     July 23rd, 2009     –     Medical International Technology Inc. (MDLH.PK) (http://www.mitcanada.ca http://www.mitinvest.ca), “MIT” is pleased to announce that it has been granted a completely new, 8,000 square foot operation facility, as per “MIT China” requirements, from the “China Medical City” in Taizhou city for a period of 2 and half years.

The operation facility will harbor all the sub-assembly, final assembly and quality control of Agro-Jet and Med-Jet products to be sold to the Chinese market.

MIT China assembly operation is planned to start in September 2009.

Japanese patent

MIT is pleased to announce that it has obtained its first Japanese Patent from the Japanese Patent and Trademark Office for its Needle-Free Jet-Injector. Other similar international patents are pending. This first Japanese patent is another important achievement and recognition from a leading technological country like Japan. MIT will now expand even more into the world market. This technology offers a front-line means of prevention against pandemics, contributes to eliminate the possibility of both pre-injection contamination and post-injection cross-infection from needles/syringes, increases institutional sanitation, and protects human health.

Marketing and sales

MIT is actively promoting its MED-JET for human use for mass-inoculation. With the continuing outbreak of the “swine-flu” H1-N1 and the increased fear and awareness of the pandemic that could affect millions of people, we believe that Canada and the world market must use MIT’s unique needle-free technology to deliver safely and effectively the vaccine to the world population.

Medical International Technology Inc. is pleased to continue providing a safe and effective means to help prevent the spread of deadly diseases to both humans and animals through the use of the Med-Jet® and Agro-Jet® needle-free injection system.

Karim Menassa, President
On Behalf of the Board of Directors
Tel: 514-339-9355

About Medical International Technology, Inc. MIT CANADA, with offices in Montreal, is a subsidiary of Denver, Colorado-based Medical International Technology, Inc. (MIT USA), which specializes in the development, production, marketing and sale of needle-free injectors both for humans and animals, for individual and mass vaccinations.

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development and acquisition of new product lines and services, government approval processes, the impact of competitive products or pricing a technological changes, the effect of economic conditions and other uncertainties, and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-KSB; its quarterly reports on Forms 10-QSB; and any reports on Form 8-K. Medical International Technology Inc. takes no obligation to update or correct forward-looking statements.

CONTACT:   pr@mitcanada.ca